Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement and related Prospectus on Form S-1 of our report dated December 31, 2013 on the balance sheet of Royal Bakery Holdings, Inc. as of December 31, 2012 and 2011 and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2012 and for the period from June 7, 2011 (inception) to December 31, 2011.

Our report dated December 31, 2013 includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Cowan, Gunteski & Co., P.A.

Tinton Falls, NJ
December 31, 2013